Exhibit 5.2

August 15, 2023

EMC Corporation

176 South Street

Hopkinton, MA 01748

Re:	Dell International L.L.C. and EMC Corporation –
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel with respect to the laws of the Commonwealth of Massachusetts to EMC Corporation, a Massachusetts corporation (the “Company” and, together with Dell International L.L.C., a Delaware limited liability company, the “Issuers”), in connection with the the issuance of (i) up to $962,390,000 aggregate principal amount of the Issuers’ 3.375% Senior Notes due 2041 (the “2041 Exchange Notes”) and (ii) up to $1,094,877,000 aggregate principal amount of the Issuers’ 3.450% Senior Notes due 2051 (the “2051 Exchange Notes” and together with the 2041 Exchange Notes, the “Exchange Notes”). Each series of Exchange Notes is to be issued (the “Exchange Offer”) in exchange for the corresponding series of the issued and outstanding notes (the “Outstanding Notes”) of the Issuers and the guarantees thereof by the Guarantors, in each case in a like principal amount, at the same coupon rate and subject to the same maturity date, as contemplated by the registration rights agreement dated as of December 13, 2021 (in respect of the Outstanding Notes issued pursuant to the Indenture) (the “Registration Rights Agreement”), in each case by and among the Issuers, the Guarantors and the initial purchasers of Outstanding Notes set forth therein.

Capitalized terms in this letter that are not otherwise defined have the meanings ascribed to them in the Indenture, dated as of December 13, 2021 (the “Base Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and as supplemented by the 2041 Notes Supplemental Indenture No. 1, dated as of December 13, 2021 and the 2051 Notes Supplemental Indenture No. 1, dated as of December 13, 2021 (collectively, the “Notes Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have acted as Massachusetts local counsel to the Company solely in connection with the rendering of the within opinions, and have not otherwise represented the Company (or any other person or entity) in connection with the preparation of the Registration Statement (as defined below), or any other transactions contemplated by the Registration Statement (as defined below).

Documents Reviewed

For purposes of this opinion letter, we have examined and are relying upon copies or drafts of the following:

1.	The Indenture;

2.

The global certificates evidencing the Outstanding Notes, executed by the Issuers and registered in the name of Cede & Co. (the “Original Note Certificates”) delivered by the Issuers to the Trustee for authentication and delivery;

3.

The forms of global certificates evidencing the Exchange Notes (the “Exchange Note Certificates”), in each case in the form set forth in the Indenture attached as an exhibit to the Registration Statement;

4.	The Registration Rights Agreement; and

5.

The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”).

The documents referred to in items (1), (2), (3) and (4) above are referred to herein collectively as the “Transaction Documents.”

In rendering the opinions set forth below, we have also examined and, as to corporate matters, are relying solely upon the following:

a.

The Articles of Organization of the Company, filed with the Secretary of the Commonwealth of The Commonwealth of Massachusetts (the “Secretary of the Commonwealth”) on August 23, 1979, as amended and restated on May 1, 2013, as amended through the date hereof as certified by the Secretary of the Commonwealth as of August 11, 2023, and as certified pursuant to the Assistant Secretary’s Certificate described below (the “Articles”).

b.

The Amended and Restated Bylaws of the Company as amended through the date hereof, and as certified pursuant to, the Assistant Secretary’s Certificate described below (together with the Articles, the “Organizational Documents”);

c.

The certificate, dated as of the date hereof, as to the Organizational Documents and Resolutions (as defined below), containing incumbency certifications as to the Company, and as to other matters executed by Christopher Garcia, Assistant Secretary and Senior Vice President of the Company, dated August 15, 2023 (the “Assistant Secretary’s Certificate”);

d.	Certificate of the Secretary of the Commonwealth, dated August 10, 2023, with regard to the legal existence and good standing of the Company (the “Status Certificate”);

e.

Unanimous Written Consent of the Board of Directors of the Company, dated as of December 6, 2021, with respect to the Issuance and the Transaction Documents (the “2021 Resolutions”) certified pursuant to the Assistant Secretary’s Certificate; and

f.

Unanimous Written Consent of the Board of Directors of the Company, dated as of August 15, 2023, with respect to the Issuance and the Transaction Documents (the “2023 Resolutions” and together with the 2021 Resolution, the “Resolutions”) certified pursuant to the Assistant Secretary’s Certificate.

The documents listed as items (a) through (f) above are hereafter referred to as the “Related Documents.” The Transaction Documents and the Related Documents are hereafter collectively referred to as the “Documents”. Except as may be otherwise specifically noted in this opinion letter, the opinions expressed herein relate solely to the Transaction Documents and as applicable only to the Company, and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of the Documents, or to any other person or entity.

With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter. As to matters of fact underlying the opinions expressed herein, we have relied on the representations and warranties made by the parties in the Documents and we have relied on the statements of public officials contained in the Related Documents. We have made no independent investigation of the accuracy or completeness of such matters of fact.

Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of the books, records, or files of the Company or review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge of the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Company as special local counsel.

Assumptions and Qualification

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions and qualifications:

1. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document (whether manual, electronic, or otherwise) are valid and genuine;

2. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in any case, define the terms of, supplement, amend, modify, terminate, release, or satisfy the Transaction Documents;

3. Each natural person executing the Transaction Documents or any document referred to herein is legally competent to do so;

4. Each person who has taken any action relevant to any of our opinions in the capacity of director, officer, manager, member, or partner was duly elected or appointed to or otherwise occupied that director, officer, manager, member, or partner position and held that position when such action was taken;

5. The entering into of the Transaction Documents by the Company is necessary or convenient to carry out the business and affairs of the Company;

6. We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

7. Except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Documents;

8. We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

9. We do not express any opinion with respect to any securities, banking, usury, antifraud, consumer credit, debt collection, privacy, derivatives or commodities laws, rules or regulations, Regulations T, U or X of the Board of Governors of the Federal Reserve System or laws, rules or regulations relating to national security; and

10. We have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms.

Opinions

Based upon and subject to the foregoing and subject to the exceptions, qualifications, and limitations hereinafter set forth, and having regard for legal considerations that we deem relevant, we are of the opinion that:

1. Based solely on (i) our review of the Organizational Documents and Assistant Secretary’s Certificate and (ii) our review of the Status Certificate, the Company has legal existence under the MBCA (as defined below) and is in good standing with the office of the Secretary of the Commonwealth.

2. The Company has the corporate power and authority under the MBCA to execute and deliver the Exchange Note Certificates and to consummate the issuance of the Exchange Notes under the MBCA.

3. The issuance of the Exchange Note Certificates has been duly authorized by all requisite corporate action on the part of the Company under the MBCA.

Qualifications

This opinion letter is based as to matters of law solely on the official statutory compilation of the Massachusetts Business Corporations Act (Massachusetts General Laws Chapter 156D, the “MBCA”). Our review of the MBCA is limited to such provisions as we have deemed appropriate in connection with the opinions expressed herein, and is without regard to judicial interpretations thereof or any regulations thereunder, or any other laws of The Commonwealth of Massachusetts. We have neither examined nor do we express any opinion with respect to any other Massachusetts laws, rules, or regulations.

Our opinion on each legal issue addressed herein represents our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents.

This opinion letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or to be inferred beyond the matters stated herein.

This opinion letter is being delivered to you and may be relied upon only by you in connection with the Transaction Documents. This opinion letter may not be relied upon by, furnished to, referred to, quoted, in whole or part, by, or filed with, any other person, or used for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

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